Exhibit 99.1

Newbury Street II Acquisition Corp. Announces the Pricing of $150,000,000 Initial Public Offering

New York, NY, Oct. 31, 2024 (GLOBE NEWSWIRE) -- Newbury Street II Acquisition Corp. (the “Company”) today announced the pricing of its initial public offering of 15,000,000 units at a price of $10.00 per unit. The units are expected to be listed on The Nasdaq Stock Market LLC (“Nasdaq”) and begin trading tomorrow, November 1, 2024, under the ticker symbol “NTWOU.” Each unit consists of one Class A ordinary share and one-half of one redeemable warrant, with each whole warrant entitling the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share, subject to certain adjustments. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Once the securities constituting the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “NTWO” and “NTWOW,” respectively. The offering is expected to close on November 4, 2024, subject to customary closing conditions. The Company has granted the underwriters a 45-day option to purchase up to an additional 2,250,000 units at the initial public offering price to cover over-allotments, if any.

The Company is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company may pursue an acquisition opportunity in any business or industry.

The Company’s management team is led by Thomas Bushey, its Chief Executive Officer.  In addition, the Company’s Board of Directors includes Chairman Matthew Hong, Jennifer Vescio, Josh Gold and Ted Seides.

BTIG, LLC is acting as sole book-running manager and representative of the underwriters in the offering.

The offering is being made only by means of a prospectus, copies of which may be obtained from BTIG, LLC, 65 East 55th Street, New York, New York 10022, or by email at ProspectusDelivery@btig.com.

A registration statement relating to the securities has been filed with the U.S. Securities and Exchange Commission (“SEC”) and became effective on October 31, 2024. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering, the anticipated use of the net proceeds and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated.

Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contacts

Newbury Street II Acquisition Corp.
info@NewburyStreetII.com
(617) 334-2805